Exhibit 10.1

AMENDMENT NO. 1

TO THE

SIX FLAGS ENTERTAINMENT CORPORATION

LONG-TERM INCENTIVE PLAN

Pursuant to the power reserved to it in Section 19 of the Six Flags Entertainment Corporation Long-Term Incentive Plan (the “Plan”), the Board of Directors of Six Flags Entertainment Corporation (the “Company”) hereby amends the Plan as follows:

1.             A new Section 13(d) is hereby added as follows:

(d)           Extraordinary Cash Dividends. In the event of an extraordinary cash dividend or distribution by the Company, the Committee shall, in such manner as it in good faith deems equitable on such terms and conditions determined by the Committee in order, in each case, to substantially preserve the value, rights and benefits of such outstanding Options and SARs (provided, however, without limiting the foregoing, the Committee may in its sole discretion determine to apply this Section 13(d) only to those Options and SARs which are not exercisable at the time of such extraordinary cash dividend or distribution) (i) adjust the number of Shares subject to any outstanding Option or SAR, (ii) adjust the exercise price with respect to any outstanding Option or SAR, and/or (iii) make a cash payment to the holder of the Option or SAR.  For purposes of the foregoing, an “extraordinary cash dividend or distribution” shall include any special cash dividend or any substantial increase in the quarterly dividend rate payable on the Shares.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed this 4th day of May 2011.

SIX FLAGS ENTERTAINMENT CORPORATION

/s/ Walter S. Hawrylak
By: Walter S. Hawrylak
Its: Senior Vice President, Administration